UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2019

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607
(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIH	The Nasdaq Stock Market LLC

8.00% Cumulative Preferred Stock, Series A, $25.00 par value per share	PIHPP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events

2019-2020 Catastrophe Excess of Loss Reinsurance Program

1347 Property Insurance Holdings, Inc. (the “Company”), through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), has agreed upon the terms of its excess of loss catastrophe reinsurance program for the period beginning July 1, 2019 and ending on June 30, 2020. The program also covers the two wholly-owned insurance subsidiaries of FedNat Holding Company, FedNat Insurance Company (“FNIC”) and Monarch National Insurance Company (“Monarch”). On February 25, 2019, the Company announced that it had entered into an Equity Purchase Agreement with FedNat Holding Company (“Purchaser”), providing for the sale of all the issued and outstanding equity of Maison and two of the Company’s other wholly-owned subsidiaries to Purchaser (the “Asset Sale”), which currently remains subject to the receipt of regulatory approvals and satisfaction of closing conditions. See below for additional information on the Asset Sale.

Given the pending acquisition of Maison by Purchaser, the Company and Purchaser have agreed to combine their 2019-2020 excess of loss catastrophe reinsurance program into a single program (the “Program”) allowing Maison, FNIC, and Monarch to capitalize on efficiencies, spread of risk and scale. The Program provides approximately $1.28 billion of single-event coverage, and aggregate coverage of $1.84 billion. Maison’s single-event retention will be $5 million and includes one prepaid automatic reinstatement. Additionally, the Program is structured such that coverage is provided in layers, with a cascading feature which allows substantially all layers to attach after $5 million in losses for Maison. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Any unused layer of protection cascades for subsequent events until exhausted. The reinsurers participating in the Program currently have an A.M. Best Company or Standard & Poor’s rating of “A-” or better, or have fully collateralized their maximum potential obligations in dedicated trusts.

The full cost of the Program for Maison, FNIC, and Monarch combined is expected to be approximately $204.7 million, of which Maison’s total cost is anticipated to be approximately $42.7 million compared to the cost of Maison’s program for the 2018-2019 reinsurance year, which was approximately $34.2 million. Each of the three participants in the Program will pay its allocated portion of the total cost of the Program as explained below.

Allocation Methodology and Projected Allocated Amounts

The allocation methodology by which Maison, FNIC, and Monarch will determine their share of the premium and distribution of reinsurance recoveries under the Program is based on catastrophe loss modeling of the separate books of business. Each carrier will share the combined program cost in proportion to its contribution to the total expected loss in each reinsurance layer. Each carrier’s reinsurance recoveries will be based on that carrier’s contributing share of a given event’s total loss. Both FNIC and Monarch maintained their Florida Hurricane Catastrophe Fund (“FHCF”) participation at 75% for the 2019 hurricane season, while Maison increased its FHCF participation to 90% from 45% for the 2018-2019 reinsurance year. FNIC’s single event pre-tax retention for a catastrophic event in Florida is $20 million, Monarch’s single event pre-tax retention for a catastrophic event is $2 million, Maison’s single event pre-tax retention for a catastrophic event is $5 million.

The insurance carriers’ cost and amounts of reinsurance are based on current analysis of exposure to catastrophic risk. The data is subjected to exposure level analysis at various dates through December 31, 2019. This analysis of the carriers’ exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums in total, and by carrier, as a result of increases or decreases in the carriers’ exposure levels.

The following table summarizes the reinsurance coverage and estimated cost of the Program, based on modeled information:

($ in thousands)	FNIC and Monarch	Maison	Total
Single-event limit [1]	$1,082,000	$195,000	$1,277,000
Aggregate limit [1]	$1,560,000	$282,000	$1,842,000
Program cost [2]	$162,000	$42,700	$204,700

1	These illustrative allocations of the single-event and aggregate limits are based on each carrier’s single-event modeled loss in proportion to the combined single-event modeled loss, all on a 1-in-130 year basis. Actual coverages will be allocated based on each carrier’s contributing share of actual storm events.
2	Preliminary premium allocation is based on projected exposures by reinsurance layer for each carrier. Actual allocations will be subject to adjustment for changes in relative exposure at various dates up through December 31, 2019.

The Asset Sale

Pursuant to the Equity Purchase Agreement, dated February 25, 2019 (the “Purchase Agreement”), by and among the Company, Purchaser, Maison Managers, Inc. Maison, and Claimcor, LLC, Purchaser has filed the required regulatory applications with the states of Florida and Louisiana. The regulatory review is ongoing and a public hearing is scheduled, as customary and required in connection with the review process, by the Louisiana Department of Insurance for July 1, 2019. Under the Purchase Agreement, if the transaction does not close on or before June 30, 2019, then the transaction closing is to occur as soon after November 30, 2019 as reasonably practicable. The Company and Purchaser are currently discussing the timing of closing, assuming all required regulatory approvals are in place during the third quarter of 2019.

Forward-Looking Statements

Certain statements made in this Current Report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include risks of disruption to the Company’s business as a result of the proposed Asset Sale, reinsurance costs allocated to Maison, increased reinsurance costs incurred by the Company, the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement, an inability to complete the Asset Sale due to a failure of any condition to the closing of the Asset Sale to be satisfied or waived by the applicable party, the extent of, and the time necessary to obtain, the regulatory approvals required for the Asset Sale, outcome of any litigation that the Company may become subject to relating to the Asset Sale, an increase in the amount of costs, fees and expenses and other charges related to the Equity Purchase Agreement or the Asset Sale, risks arising from the diversion of management’s attention from the Company’s ongoing business operations, a decline in the market price for the Company’s common stock if the Asset Sale is not completed, a lack of alternative potential transactions if the Asset Sale is not completed, volatility or decline of Purchaser’s common stock received by the Company as consideration in the Asset Sale, limitations on the Company’s ability to sell or otherwise dispose of Purchaser’s stock, risks of being a minority stockholder of Purchaser if the Asset Sale is completed, disruptions in the Company’s operations from the Asset Sale that prevent the Company from realizing intended benefits of the Asset Sale, risks associated with the Company’s inability to identify and realize business opportunities, and undertaking of any such new opportunities, following the Asset Sale, risks of the Company’s inability to satisfy the continued listing standards of the Nasdaq Stock Market following completion of the Asset Sale, as well as the other risks and uncertainties identified in filings by the Company with the SEC, including its periodic reports on Form 10-K and Form 10-Q.

Any forward-looking statement speaks only as of the date of this Current Report and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2019

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Chief Financial Officer